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                                                                   Exhibit 10.21

                                    AGREEMENT

THIS AGREEMENT is made this 28th day of March, 2007 between:

Q-CELLS AG, a company organized and existing under the laws of the Federal Republic of Germany, with its registered offices in Guardianstrasse 16, D-06766 Thalheim, Germany (hereinafter referred to as "Q-CELLS") legally represented by Anton Milner, CEO and Hartmut Schuning, CFO- Chief Financial Officer,

                                       AND

LDK SOLAR HI-TECH CO., LTD., a company organized and existing under the laws of P.R. China, with its registered offices in Hi-Tech Industrial Park, Xinyu City, Jiangxi Province, P.R. China (hereinafter referred to as "LDK") legally represented by Light DK Peng, CEO and Nick Sarno, Sr. Vice President Manufacturing.

Q-CELLS and LDK are also hereinafter identified as "PARTY" or collectively as "PARTIES".

                                    Preamble

(A) LDK is the leading solar wafer manufacturer in Asia with its production facilities in Xinyhu in P.R. China. To meet the increasing demand for solar wafers, LDK is expanding its current installed solar wafer production capacities significantly. LDK is utilizing modern production technologies and aims at being a cost-effective producer or multicrystalline silicon solar wafers serving the global photovoltaic market.

(B) Q-CELLS is the leading manufacturing of crystalline solar cells in Europe with its production facilities in Thalheim (Federal Republic of Germany). Q-CELLS will expand its production capacity and therefore needs to secure a stable, reliable and long lasting supply of multicrystalline silicon wafers.

(C) The Parties enter into this AGREEMENT with the intention of developing a long-term partnership encompassing raw materials and wafer deliveries -- in keeping with the terms of this AGREEMENT -- as well as other joint initiatives.

(D) One objective of the Parties is the establishment of reduced thickness and material optimization. The cost and volume effective optimum will be evaluated by taking the overall costs and yields of both production processes into account.

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(E)   An intensive and mutually beneficial co-operation basis is foreseen where, for example, data exchange between both quality management systems will be used to optimize cell efficiency and breakage rate.

Now, therefore, the Parties do hereby agree as follows:

SECTION 1   OBJECT OF THE AGREEMENT

This Agreement ("AGREEMENT") determines the business cooperation between Q-Cells and LDK in the years 2007 -- 2009.

SECTION 2   AGREEMENT VALIDITY

AGREEMENT shall become effective on the date first of signature and remain binding between the Parties until 31st December 2009. It may thereafter be extended and renewed if the Parties mutually decide and agree in writing.

SECTION 3   AGREEMENT FOR SILICON RAW MATERIALS

Q-Cells and LDK enter into an agreement for selling silicon raw materials by Q-Cells to LDK to be further processed into wafers by LDK and for the supply to Q-Cells. The terms of such agreement are as follows:

      Q-Cells shall provide raw materials in the amount of:

      2007: 15 metric tons of broken wafers (Q-Cells spec Poly-Br-NB1/2)

      2008: 200 metric tons solar grade feedstock (polysilicon or mono slabs or equivalent)

      2009: 200 metric tons solar grade feedback (polysilicon or mono slabs or equivalent)

      The volumes delivered in 2008 and 2009 shall be used by LDK for conversion into wafers with the silicon-to-wafer conversion ration of 28,000 wafers (calculation basis: 156x156mm, thickness 220mum) per metric ton. LDK will ship wafers out of feedstock (polysilicon, mono slabs or equivalent) back to Q-Cells within a period of 6 weeks after the arrival of the raw material at LDK, except for wafers out of broken wafers. In


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      such a case of the wafer delivery time can be 8 weeks after the arrival of the raw material at LDK.

      The conversion rate may be increased due to yield improvement and wafer thickness reduction. The application conversion ratios for 2008 and 2009 will be agreed upon by the Parties for a period of six months at a time (January -- June, July -- December), two (2) months in advance each period. In total this Agreement leads to the following annual wafer volumes (based on conversion ratio of 28,000 wafters per metric ton):

      5,600,000 Pieces Year 2008 (156mm x 156mm, 220mum and or 200mum)
      5,600,000 Pieces in Year 2009 (156mm x 156mm, 220mum and or 200mum)

      It is the intention of both Parties to also evaluate the supply of solar grade silicon (mg-SOG) from Q-Cells to LDK and the processing of this material by LDK. For this a mutual project shall be established. Based on the results of this project both Parties may on mutual agreement involved mg-SOG in the raw material supply from Q-Cells to LDK.

SECTION 4   SUPPLY AGREEMENT FOR MULTICRYSTALLINE WAFERS

4.1 In addition to the volumes mentioned in Section 3 Q-CELLS shall order and LDK shall deliver the following annual wafer quantities:

      6,000,000 Pieces in Year 2007 (156mm x 156mm, 220mum and or 200mum) 18,400,000 Pieces in Year 2008 (156mm x 156mm, 220mum and or 200mum)
      24,400,000 Pieces in Year 2009 (156mm x 156mm, 220mum and or 200mum)

4.2 Q-CELLS has the option to shift to other wafer thickness; provided this wafer size or thickness is in the production program of LDK.

4.3 Any change in annual quantities will be subject to mutual AGREEMENT. However, Q-CELLS is obliged to purchase from LDK and LDK is obliged to sell to Q-Cells the quantity (expressed in numbers of wafers). The delivery schedule is detailed in APPENDIX 2.

4.4 During the entire period of validity of the AGREEMENT a continuous co-ordination on the wafer and raw material specifications and on the corresponding technical


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


      characteristics shall be assured. Therefore the Parties agree to have co-ordinating negotiations every six months. Therefore the Parties agree to have co-ordinating negotiations every six months. The co-ordinating negotiations shall take place alternately in Germany and in P.R. China. By mutual consent, the co-ordinating negotiations can take place at a third place.

4.5 LDK shall at all times ensure that a sufficient quantity of the wafers is manufactured to supply the need of Q-Cells within the annual quantities in accordance with agreed delivery plans as per 4.1


SECTION 5   PRICES

5.1 The prices for the raw materials and for the wafer shall be determined between Q-CELLS and LDK pursuant at this Section 5.

5.2 The agreed prices applicable to the shipments scheduled during the period from April 2007 until December 2007 (specified in APPENDIX 2) shall be as follows: Broken Wafers provided by Q-Cells to LDK pursuant to Section 3:
      [*] USD / kg Multi Wafer provided by LDK to Q-Cells pursuant to Section 4: [*] Euro / pcs.

5.3   The Prices for deliveries in 2008 and 2009 shall be as follows:

      Feedstock (Solar Grade Polysilicon or Mono Slabs or equivalent) provided by Q-Cells to LDK pursuant to Section 3: [*] USD/kg

      Multi Wafer provided by LDK to Q-Cells pursuant to Section 3: [*] USD/pcs

      For multi Wafers pursuant to Section 4 the agreed price must be within the following ranges:

      2008: Maximum Price: [*] Euro, Minimum Price [*] Euro/pc

      2009: Maximum Price: [*] Euro, Minimum Price [*] Euro/pcs

      The prices for Multi Wafers provided by LDK to Q-Cells pursuant to Section 3 and Section 4 will be agreed upon by the Parties for a period of six months at a time ("PRICING PERIOD"). The prices will be agreed two (2) months in advance of, and be valid for, the following Pricing Period ("PRICE DETERMINATION PERIOD"). Price changes will take into account the changes in market conditions for wafers and for multicrystalline solar cells, cost changes in feedback, cost improvements and effects related to EURO/Dollar exchange rates.

5.4 If the Parties have not been able to agree on new Wafer Prices for the following Pricing Period during the Price Determination Period, the last agreed Prices shall be deemed to be the Prices for the following 3 months. If in this period the Parties once again are not able to agree on the Prices according to paragraph 5.3, the AGREEMENT (Including all obligations as described in Section 3 and Section 4) may be terminated by one of the Parties with effect as of the end of the ongoing Pricing Period.


* Confidential Treatment Requested. The redacted material has been separately filed with the Securities and Exchange Commission.

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

5.5 LDK shall submit an invoice to Q-CELLS for the Multi Wafers delivered to Q-CELLS. Q-CELLS shall submit an invoice to LDK for the Feedback (Polysilicon or Mono Slabs or equivalent and broken wafers) delivered to Q-CELLS.

SECTION 6   PAYMENT TERMS

6.1   For 2007 the payment terms for raw materials deliveries pursuant to
      Section 3 from Q-CELLS to LDK shall be as follows:

      100% has to be paid against shipping documents and packing list before shipment.

6.2 For 2007 the payment terms for wafer deliveries pursuant to Section 4 from LDK to Q-CELLS shall be as follows:

      Q-CELLS has to provide 40% Down-Payment of the whole supply volume for 2007 pursuant to Section 4 (Down-payment volume = 15,120,000 - Euro), provided that LDK secures this payment with an Advance Payment Guarantee for Q3 and Q4, 2007 comparable to the template in APPENDIX 3.

      For each delivery the remaining 60% has to be paid against shipping documents and packing list before shipment.

6.3 Payment terms for all shipments in 2008 and 2009 have to be mutually agreed latest October of the year before.

SECTION 7   DELIVERY

7.1 The Multi Wafers pursuant to Section 3 and Section 4 shall be delivered FOB Shanghai, INCOTERMS 2000, in standard export packaging for wafers. The delivery clause present in the AGREEMENT shall be governed by the rules of INCOTERMS 2000 and its latest amendments.

7.2 The Raw Materials pursuant to Section 3 shall be delivered FOB Hamburg, INCOTERMS 2000, in standard export packaging for raw materials.

7.3 Each shipment must include a detailed packaging list, specifying the volume and other specifications according to mutual AGREEMENT.

SECTION 8   DELIVERY DATE

8.1   Delivery Date is specified in APPENDIX 2.


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8.2   Late deliveries:

      If Q-CELLS is not able to fulfill its commitments to deliver raw materials as described in Section 3 and such delivery is delayed by more than two
      (2) weeks for reasons attributable to Q-CELLS, and this results in production disruptions and/or additional costs for LDK, LDK shall be entitled to claim a penalty and Q-CELLS shall pay LDK this penalty to be calculated on the delayed quantity of the agreed delivery. The penalty rate is described below.


Delay                      Penalty on delayed quantity in
                           percent of agreed Sales price
3rd week                   1.5%
4th week                   2.5%
5th week                   4.0%


      If LDK is not able to fulfill its commitments to deliver wafers as described in Section 3, Section 4 and APPENDIX 2 and such delivery is delayed by more than two (2) weeks for reasons attributable to LDK, and this results in production disruptions and/or additional costs for Q-CELLS, Q-CELLS shall be entitled to claim a penalty and LDK shall pay Q-CELLS this penalty to be calculated on the delayed quantity of the agreed delivery. The penalty rate is described below.


Delay                      Penalty on delayed quantity in
                           percent of agreed Sales price
3rd week                   1.5%
4th week                   2.5%
5th week                   4.0%


8.3 If one Party wish to raise a claim for penalty in accordance with the above clauses, the claim must be presented in writing to the other Party, no later than six (6) weeks after the penalty situation has occurred. Penalties shall be paid with two (2) months after the penalty claim has been presented.

SECTION 9   WARRANTY

9.1 LDK shall warrant that cell performance being produced out of LDK solar wafer should provide at least an average cell efficiency above 15.3%. The wafer quality


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

      and wafer specification are in conformity with the agreed Specifications attached hereto as APPENDIX 1 and must be fit to be used for the manufacture of solar cells.

9.2 In cases of defective delivery, Q-CELLS is entitled to the statutory claims to warranty and guarantees.

9.3 The expiration of the warranty period shall be 1 month after the arrival of the Wafers at Q-CELLS to the extend that the law does not provide for longer terms.

9.4 In case of defective delivery Q-CELLS shall, in writing, inform LDK of quantity and type of defect, and any other relevant information of the defective Wafer.

9.5 LDK shall be responsible for quality of the Wafers. If there are any problems relating to quality, including non-conformity to the specifications and any defect in the Wafers, LDK will immediately investigate the relevant matters including causes and shall at its responsibility replace defective wafers with good ones free of charge.

9.6 Neither Q-Cells nor LDK shall be liable for any incidental or consequential damages, nor any loss of production time and / or material due to defects of the delivered raw material or Wafers.

9.7 LDK shall replace delivered Multi Wafer within two weeks due to lower wafer volumes based on indication of invoice/ packing list above 0.05%, all breakage in the box above 0.3% of the total delivered wafer quantity and shall also replace wafer breakage rate in the Q-CELLS line exceeding 3.5%. Moreover, the total amount of shunted cell should not exceed the average of Q-CELLS by more than 5%.

SECTION 10  HARDSHIP

If, during the period of the AGREEMENT, performance of the AGREEMENT should lead to unreasonable hardship for one or other Party - taking the interests of all Parties into account - all Parties shall endeavor to agree amicably to amend the AGREEMENT in the light of the change in circumstances.

This shall also apply if the market price for silicon wafers differs by more than 10 % from the price range indicated in Section 5.3.

SECTION 11  FORCE MAJEURE

Q-CELLS and LDK shall not be liable for any failures due to Force Majeure, i.e., any cause beyond reasonable control of the Parties or circumstances of an exceptional and/or unforeseeable nature that may prevent, either in whole or part, the implementation of the AGREEMENT. By way of example, but not by way of limitation, the causes of Force Majeure could be: war, civil disturbance, fire, floods, earthquakes and any other natural event of an exceptional nature, strike, severe delays or disruption in the production process of either Party due to external factors, and hindrances due to administrative or legislative acts. When cases of Force Majeure, as per this present Section 11, arise they must immediately be reported to the other Party and duly documented. In any case, events of Force Majeure must always be reported to the other Party in writing together with appropriate documentary evidence within 15 days of the occurrence of the event. If the Force Majeure event continues beyond 30 days, then the Parties shall meet to agree on how to proceed or on whether to suspend or cancel the AGREEMENT.


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

SECTION 12  CONFIDENTIALITY

During the term of the AGREEMENT and at any time thereafter, the Parties agree to keep secret and not to reveal to third Parties the terms of the AGREEMENT and any information relating to the feedstock (poly silicon, broken wafer and mono slabs and equivalent) supply and Multi Wafer deliveries. This shall not apply to the disclosure of information required by law including stock exchange regulations or vis-a-vis financial advisors and institutions within the normal financing activities of the Parties and then only under confidential banking relationships or with non-disclosure or secrecy AGREEMENT's.

SECTION 13  FISCAL OBLIGATIONS

Each Party is responsible for its own fiscal obligations.

SECTION 14  APPLICABLE LAW

The AGREEMENT shall be governed by the laws of the Federal Republic of Germany, with jurisdiction in Berlin. This AGREEMENT shall not include, incorporate or be subject to the provisions of the "United Nations Convention on AGREEMENTs for the International Sales of Goods of 1980".

SECTION 15  COMMUNICATIONS

All communications relating to the AGREEMENT shall be considered valid when made in writing and sent via registered mail, telegram, telex or telefax, and provided that they are addressed as follows:

      -     JIANGXI LDK Solar HI-Tech Co., Ltd., Attention Mr. Nick
            Sarno, Hi-Tech Industrial Park, Xinyu, Jiangxi, P.R.C. JIANGI LDK SOLAR HI-TECH CO., LTD.; Email: nick@ldksolar.co


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

            Telephone: + 86 790-6860095
            Telefax  : + 86 790-6860085

      - Q-Cells AG, Attention Mr. Dirk Junghans, Guardianstrasse 16, D-06766 Thalheim - Germany; Email: d.junghans@q-cells.com

            Telephone: + 49 3494668740
            Telefax  : + 49 3494668764

Possible changes of address must be communicated in writing and shall be effective only after their receipt.

SECTION 16  DISPUTES

16.1 All disputes arising from this AGREEMENT, including those related to its validity, interpretation, implementation and cancellation, shall be settled by binding arbitration by three arbiters according to the rules and regulations of the Sections 1025 to 1066 of the German Code of Civil Procedure. The arbitration according to such rules shall be conducted in the English language in Berlin.

16.2 If one Party fails to show up at the appointed time and place, without a valid excuse previously made, the arbitration will continue as if the Party was present, and the arbitration shall be binding upon such Party.

SECTION 17  INVALIDITY

Should any clause of this AGREEMENT be or become invalid in whole or in part, this shall not affect the validity of the remaining clauses or of the remaining part of the clause concerned. The Parties shall endeavour to replace any such invalid arrangement by a valid one which as far as possible, is in line with the economic purpose of the invalid arrangement. Failure to agree on a replacement clause shall not make the AGREEMENT invalid as a whole, unless it can reasonably be assumed that the AGREEMENT would not have been concluded at all without the invalid clause.

SECTION 18  MODIFICATIONS OF THE AGREEMENT

All modifications relating to the AGREEMENT shall be considered valid only when made in writing. Every previous AGREEMENT between the Parties shall be considered invalid and shall be entirely replaced by the AGREEMENT.


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

SECTION 19  STANDARD BUSINESS CONDITIONS

The Parties hereby exclude their standard business conditions.



This AGREEMENT has been prepared in two originals, one for Q-CELLS and one for LDK.

For Q-Cells AG                          For LDK


/s/ Anton Milner                        /s/ Xiaofeng Peng
------------------------------------    ---------------------------------------
Name: Anton Milner                      Name: Light DK Peng
Title: CEO                              Title: CEO
Date: 28 March 2007                     Date: 28 March 2007




/s/ Hartmut Schuning                    /s/ Nick Sarno
------------------------------------    ---------------------------------------
Name: Hartmut Schuning                  Name: Nick Sarno
Title: CFO (Chief Financial Officer)    Title: Sr. Vice President Manufacturing
Date: 28 March 2007                     Date: 28 March 2007


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

ATTACHMENTS:

1)  Appendix 1:  Product Specifications for Multi Wafers

2)  Appendix 2:  Delivery Program

3)  Appendix 3:  Template for Advance Payment Guarantee


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
APPENDIX 1 -- PRODUCT SPECIFICATIONS AND QUALITY CONTROL

PARAMETER                               WAFER

GENERAL

Crystal type                            Multicrystalline
Dopant                                  Boron

ELECTRICAL CHARACTERISTICS

Resistivity                             0.5 -- 3.0 omega.cm
Lifetime                                > 2 mus

CHEMICAL CHARACTERISTICS

Carbon content                          < 4 x 10(17) cm(-3)
Oxygen content                          < 1 x 10(18) cm(-3)

DIMENSIONS

Wafer square side                       156 x 156 +/- 0.5 mm
Wafer thickness                         220 mum +/- 20 mum or 200 mum +/- 20 mum
Square sides angle                      90o +/- 0.3o
Bevel edge width                        1.0 -- 2.0 mm
Bevel edge angle                        45o +/- 25o
TTV                                     < 50 mum
Bow                                     < 60 mum
Saw grooves                             < 20 mum
Edge defect                             not allowed
Micro cracks                            not allowed

MISCELLANEOUS

Wafer surface                           as cut and cleaned
Contamination                           no dirt/oil stains, remain of soap/glue


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
APPENDIX 2 -- DELIVERY PROGRAM 2007-04-29


WAFER DELIVERIES


PERIOD OF SHIPMENT            DELIVERY THALHEIM               QUANTITY OF WAFERS
April 2007                 Last week of April 2007                 200,000
May 2007                    Last week of May 2007                  400,000
June 2007                   Last week of June 2007                 600,000
July 2007                   Last week of July 2007                 700,000
August 2007                Last week of August 2007                750,000
September 2007              Last week of September                 800,000
October 2007                 Last week of October 2007             800,000
November 2007               Last week of November                  850,000
December 2007               Last week of December                  900,000



For 2008 and 2009 the delivery schedule has to be mutually agreed latest October of the year before.


RAW MATERIALS DELIVERIES

PERIOD OF SHIPMENT              DELIVERY XINYU         MATERIAL DESCRIPTION
                                                      AND AMOUNT IN [METRIC TONS]
April 2007                  1st week of April 2007      5 mt Broken Wafer
June 2007                   1st week of June 2007       5 mt Broken Wafer
November 2007             1st week of November 2007     5 mt Broken Wafer


For 2008 and 2009 the deliver schedule has to be mutually agreed latest October of the year before.


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
APPENDIX 3 -- TEMPLATE FOR ADVANCE PAYMENT GUARANTEE


Order by tested telex/authenticated swift from: ... (seller's bank)
to:   HYVEDEMM300
      Bayerische Hypo- und Vereinsbank AG, ...

Our counterguarantee no. ... for EUR ... (amount)

Please issue by our order and under our counterindemnity no. ..... an advance payment guarantee for ... (amount) (in words:...), favour Q-Cells AG, Guardianstr. 16, D-06766 Thalheim, Germany, for account of .. "Seller of Wafer" . (mandator's name + address), valid from ... until ..., concerning tender/off no. ... / contract no. ... / the delivery of ... /
the project ...  .

Please issue the guarantee according to the following wording:
Quote
to
Q-Cells AG
Guardianstr. 16
D-06766 Thalheim
Germany

Advance Payment guarantee no. ... for ...

Dear Sir or Madam,

We are informed that on ... you signed the contract no. ... with Messrs.
.... (hereinafter "Seller") for the supply of ... with a total contract value of ...

Under the terms of this contract, the Seller will receive an advance payment in the amount of ... equal to ... % of the total contract value upon presentation of a bank guarantee in your favour securing the eventual obligation of the Seller to refund the advance payment.

At the Seller's request, we, ... Bayerische Hypo- und Vereinsbank AG..., hereby issue this guarantee and irrevocably undertake to pay to you any amount up to a maximum of ... (in words: ...)

upon your first written demand by original letter.


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

This guarantee expires when this guarantee document has been returned to us. The original of this guarantee document has to be returned to us after expiry or settlement of all claims under this guarantee.

The rights arising from this guarantee may not be assigned without our written consent.

This guarantee is subject to German law. Place of jurisdiction is Munich.

The fees and expenses charged by our bank are for the Seller's account. All other costs are to be borne by you.

Yours sincerely,

Bayerische Hypo-und Vereinbank AG
....
Unquote

We, ... (seller's bank, name + address)....., hereby irrevocably undertake to pay to you on receipt of your first written demand stating that you have been called upon to effect payment under your guarantee issued in conformity with the above-mentioned conditions, the amount claimed by you up to a maximum of

....(amount)
(in words:...).

Our counterindemnity will become effective upon issuance of your guarantee and will cease to be valid upon your releasing us from our liability, at the latest, however, on .................... Any claim hereunder must have reached us by letter, authenticated SWIFT or tested telex before the closing hours of that day.

We confirm that our counterguarantee is issued in accordance with foreign currency regulations valid in our country and in case of implementation payment will be made in effective USD/EUR without delay and without any deductions or any set-off, counterclaim or any other charges and free of any tax, impost, levy or duty present or future of whatsoever nature.

All commissions and charges arising in connection with the issuance of the above-mentioned guarantee will be borne by us.

Please deliver your letter of guarantee to ... and let us have a copy of it.

This message is the operative instrument, no mail confirmation will follow.

.... (seller's bank)


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